Exhibit 2.1

AMENDMENT NO. 2 TO THE

SHARE PURCHASE AGREEMENT

This Amendment No. 2 to the Share Purchase Agreement (this “Amendment”) is made as of June 10, 2022, by and among Euda Health Limited, a British Virgin Islands business company (the “Company”), Watermark Developments Limited, a British Virgin Islands business company (“Seller”), and 8i Acquisition 2 Corp., a British Virgin Islands business company (“Purchaser”), and Kwong Yeow Liew, acting as Representative of the Indemnified Parties (the “Indemnified Party Representative”) and amends that certain Share Purchase Agreement dated April 11, 2022, by and among the Company, Seller, Purchaser, and the Indemnified Party Representative (the “Share Purchase Agreement”). The Company, Seller, Purchaser, and the Indemnified Party Representative are sometimes referred to separately in this Amendment as a “Party” and collectively as the “Parties.” Any capitalized term used in this Amendment and not otherwise defined herein shall have the meaning ascribed to such term in the Share Purchase Agreement.

RECITALS

WHEREAS, the Parties are parties to the Share Purchase Agreement;

WHEREAS, the Parties entered into Amendment No. 1 to the Share Purchase Agreement on May 31, 2022;

WHEREAS, as a consequence of the results of its due diligence review, Purchaser desires to further amend the Share Purchase Agreement to reduce the consideration payable under the Share Purchase Agreement;

WHEREAS, Seller has negotiated with Purchaser as to the amount of the reduction of the consideration payable under the Share Purchase Agreement;

WHEREAS, the Parties desire to further amend the Share Purchase Agreement to reflect the agreements of Purchaser and Seller as to the consideration payable under the Share Purchase Agreement;

WHEREAS, Section 12.1 of the Share Purchase Agreement provides that the Share Purchase Agreement may be amended or modified if such amendment or modification is in writing and signed by each of Purchaser, the Indemnified Party Representative, Seller, and the Company; and

WHEREAS, the Parties to this Amendment constitute the parties necessary to amend the Share Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the moneys being expended by Purchaser and Seller to complete their due diligence reviews and for other good and valuable consideration, the Parties agree as follows:

1 Amendment to Section 1.2(a). Section 1.2(a) of the Share Purchase Agreement is hereby deleted in its entirety and the following new Section 1.2(a) inserted in its place:

“(a) Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for Company Shares shall be Fourteen Million (14,000,000) Purchaser Shares, valued at their cash-in-trust value of Ten and no/100 Dollars ($10.00) each.”

2. Amendment to Section 1.6. Section 1.6 of the Share Purchase Agreement is hereby deleted in its entirety and the following new Section 1.6 inserted in its place:

“(a) Issuance of Earn-Out Shares.

(i) Following the Closing, and as additional consideration in respect of the Company Shares, within ten (10) Business Days after the occurrence of Triggering Event I and Triggering Event II or, in the case of a Triggering Event III or Triggering Event IV, ten (10) Business Days after the Company has filed its annual report with the SEC for the fiscal years ended December 31, 2023 and December 31, 2024 and the consolidated audited financial statements of the Company included in such annual report indicate that Triggering Event III or Triggering Event IV, as the case may be, has occurred, Purchaser shall issue or cause to be issued to Seller, the following Purchaser Shares, as applicable (which shall be equitably adjusted for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Transaction Documents:

(A) upon the occurrence of Triggering Event I, a one-time aggregate issuance of One Million (1,000,000) Earn-Out Shares;

(B) upon the occurrence of Triggering Event II, a one-time aggregate issuance of One Million (1,000,000) Earn-Out Shares;

(C) upon the occurrence of Triggering Event III, a one-time aggregate issuance of One Million (1,000,000) Earn-Out Shares; and

(D) upon the occurrence of Triggering Event IV, a one-time aggregate issuance of One Million (1,000,000) Earn-Out Shares.”

(ii) The Purchaser Share price targets set forth in the definitions of Triggering Event I and Triggering Event II shall be equitably adjusted for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares occurring at or after the Closing.

(b) Earn-Out Cap. For the avoidance of doubt, the Seller shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Seller be entitled to receive more than Four Million (4,000,000) Earn-Out Shares (subject to adjustment for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares).

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(c) Defined Terms. The following terms shall be defined as follows:

(i) “Earn-Out Period” means the period beginning on the Closing Date and ending on December 31, 2024.

(ii) “Net Income Attributable to Euda Health Limited” means, for the applicable fiscal year commencing on January 1 and ending on December 31, Revenues minus Cost of Revenues minus Operating Expenses plus Other Income minus Other Expenses minus Provision for Income Taxes minus Net Income Attributable to Noncontrolling Interest, with each item listed in this definition determined in accordance with GAAP.

(iii) “Net Income Attributable to Noncontrolling Interest” means, for the applicable fiscal year commencing on January 1 and ending on December 31, the total consolidated net income not attributable to Euda Health Limited determined in accordance with GAAP.

(iv) “Operating Expenses” means, for the applicable fiscal year commencing on January 1 and ending on December 31, the total of consolidated selling expenses plus consolidated general and administrative expenses plus consolidated research and development expenses, with each expense listed in this definition determined in accordance with GAAP.

(v) “Other Income” means, for the applicable fiscal year commencing on January 1 and ending on December 31, the total consolidated other income generated, including but not limited to, interest income, gain on disposal of subsidiaries and investment income that is not directly related to the Company’s operations and is excluded from Revenues under GAAP.

(vi) “Other Expenses” means, for the applicable fiscal year commencing on January 1 and ending on December 31, the total consolidated other expenses incurred and not directly related to the Company’s operations and excluded from Operating Expenses under GAAP.

(vii) “Provision for Income Taxes” means, for the applicable fiscal year commencing on January 1 and ending on December 31, the total consolidated income taxes determined in accordance with GAAP.

(viii) “Purchaser Share Price” means the share price equal to the VWAP of Purchaser Shares for a period of at least twenty (20) days (which may or may not be consecutive) out of the thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock or share splits, reverse stock or share splits, stock or share dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to Purchaser Shares).

(ix) “Revenues” means the total, topline consolidated revenues of the Company determined in accordance with GAAP in the applicable fiscal year commencing on January 1 and ending on December 31.

(x) “Trading Market” means, with respect to any security, NASDAQ or such other securities exchange on which such security is traded.

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(xi) “Triggering Event I” means the date (occurring between the Closing Date and the first anniversary of the Closing Date) on which the Purchaser Share Price is equal to or greater than Fifteen Dollars ($15.00) after the Closing Date, but within the Earn-Out Period.

(xii) “Triggering Event II” means the date (occurring between the first anniversary of the Closing Date and the second anniversary of the Closing Date) on which the Purchaser Share Price is equal to or greater than Twenty Dollars ($20.00) after the Closing Date, but within the Earn-Out Period.

(xiii) “Triggering Event III” means the consolidated audited financial statements of the Company for the fiscal year commencing January 1, 2023 and ending December 31, 2023 reflect that the Company has achieved both of the following financial metrics for such fiscal year: (x) Revenues of at least Twenty Million One Hundred Thousand Dollars ($20,100,000) and (y) Net Income Attributable to Euda Health Limited of at least Three Million Six Hundred Thousand Dollars ($3,600,000).

(xiv) “Triggering Event IV” means the audited financial statements of the Company for the fiscal year commencing January 1, 2024 and ending December 31, 2024 reflect that the Company has achieved both of the following financial metrics for such fiscal year: (x) Revenues of at least Forty Million One Hundred Thousand Dollars ($40,100,000) and (y) Net Income Attributable to Euda Health Limited of at least Ten Million One Hundred Thousand Dollars

(xv) “Triggering Events” means, collectively, Triggering Event I, Triggering Event II, Triggering Event III and Triggering Event IV.

(xvi) “VWAP” means, with respect to any security, for each trading day, the daily volume-weighted average (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.”

3. Amendment to Section 9.1(b). Section 9.1(b) of the Share Purchase Agreement is hereby amended to add the following text in italicized font at the end of such section:

“(b) Regulatory Approvals and Private Consents. All consents, registrations, approvals, clearances, Permits and authorizations that are set forth in Section 4.4 of the Seller Disclosure Letter or Section 5.4 of the Purchaser Disclosure Letter shall have been obtained. In addition, all consents, registrations, approvals, clearances, Permits and authorizations in addition to those described in the preceding sentence that are required to consummate the Transaction shall have been obtained, including but not limited to the consents pursuant to:

(i) the Banking Facility Agreement dated 21 August 2019 between Kent Ridge Healthcare Singapore Private Limited (formerly known as Sheares HMO Private Limited) and United Overseas Bank Limited and the Deed of Debenture dated 16 October 2019 between Kent Ridge Healthcare Singapore Private Limited and United Overseas Bank Limited (the “Deed of Debenture”);

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(ii) the Note issuance agreement (bolt term financing) dated 23 February 2022, along with the investment note certificate dated 24 February 2022 representing the aggregate value of S$100,000 between Kent Ridge Healthcare Singapore Private Limited as issuer, Chen Weiwen Kelvin as guarantor, Funding Societies Private Limited as an agent acting on behalf of the investors, and DBS Bank Limited Singapore as escrow agent; and

(iii) the Directors’ and Officers’ Liability Insurance (Policy No. W11461421A) taken out with Beazley Pte. Ltd. in the name of Kent Ridge Healthcare Singapore Private Limited.”

4. Amendment to Section 9.1. Section 9.1 of the Share Purchase Agreement is hereby amended to add the following new subsection (h) at the end of such section

“(h) Renewal of Expired or Expiring Insurance Policies. The following insurance policies shall have been renewed on such terms as may be satisfactory to the Purchaser:

(i) Work Injury Insurance (Policy No. 08-B0011466-BIZ-R005) taken out with QBE Insurance (Singapore) Pte. Ltd. in the name of Melana International Private Limited, which is expiring on 31 July 2022;

(ii) Work injury Insurance (Policy No. 08-B0016580-BIZ-R003) taken out with QBE Insurance (Singapore) Pte. Ltd. in the name of Tri-Global Security Private Limited, which is expiring on 7 June 2022;

(iii) Work injury Insurance (Policy No. 08-B0011456-BIZ-R005) taken out with QBE Insurance (Singapore) Pte. Ltd. in the name of UG Digitech Private Limited, which is expiring on 31 July 2022; and

(iv) Group Hospital & Surgical Policy (with Life Total and Permanent Disability Policy rider) (Policy No. 77094) taken out with AIA Singapore Private Limited in the name of UG Digitech Private Limited, which is expiring on 1 July 2022.”

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5. Amendments to Section 11.1(a). Section 11.1(a) of the Share Purchase Agreement is hereby amended to add the following new italicized clauses (iv), (vi) and (vii), Section 11.1(a) of the Share Purchase Agreement is also amended by decreasing the basket for indemnification in the final sentence of such Section 11.1(a) from $2,500,000 to $636,636 (italicized below). Amended Section 11.1(a) shall read in its entirety as follows:

“(a) Subject to the terms and conditions of this Article XI and from and after the Closing Date, Seller (the “Indemnifying Party”) hereby agrees to indemnify and hold harmless Purchaser, the Company, and their respective Affiliates and Subsidiaries (collectively, the “Indemnified Parties” and each a “Indemnified Party”), against and in respect of any and all out-of-pocket loss, cost, payment, demand, penalty, forfeiture, expense, liability, judgment, deficiency or damage (including actual costs of investigation and attorneys’ fees and other costs and expenses) (each a “Loss” and collectively “Losses”) incurred or sustained by the Purchaser, the Company and/or any of their respective Affiliates and Subsidiaries, to the extent resulting from (i) any breach or inaccuracy in any representation or warranty set forth in Article III or Article IV, (ii) any breach of any covenant of Seller or the Company contained in this Agreement or the Transaction Documents, (iii) any breach of Privacy Laws by the Company, any Subsidiary of the Company or any vendor to the Company or such Subsidiary that involves or pertains to the Personal Data of customers of the Company or any Subsidiary of the Company or other users of the products or services of the Company or any Subsidiary of the Company, (iv) the amount, if any, by which the counterparty to the Mutual Termination Agreement listed as item 2 on Section 3.17(a) of the Company Disclosure Letter has failed to pay the Company when due and the amount, if any, by which the counterparty to the Repayment Agreement dated 11 May 2022 (which agreement secures and specifies the payment of amounts due under the Mutual Termination Agreement) has failed to pay to Universal Gateway International Pte. Ltd., one of the Subsidiaries of the Company when due under Section 3 of such Repayment Agreement, (v) any failure by Kent Ridge Healthcare Singapore Private Limited to insure and keep insured to their full insurable value in joint names of Kent Ridge Healthcare Singapore Private Limited and United Overseas Bank Limited all buildings, constructions, fixtures, fittings, structures, machinery, plant equipment and all its other properties and assets charged under the Deed of Debenture against loss or damage by fire, lightning, burglary, riots and such other risks and contingencies as United Overseas Bank Limited may from time to time require with UOB Limited or such other insurance company as United Overseas Bank Limited may approve, (vi) any breach of the Employment Act 1968 of Singapore by any of the Company and/or its Subsidiaries, including but not limited to the failure to include any of the key employment terms and essential clauses in the contract of services with their employees, and (vii) any breach of any of the terms of the Settlement Agreement dated 23 May 2022 between Jamie Fan Wei Zhi, Kent Ridge Healthcare Singapore Private Limited and Melana International Private Limited, including but not limited to any failure to pay any part of the Settlement Sum (as defined therein) and/or to discharge Jamie Fan Wei Zhi from her guarantees on or before 31 December 2022. The Indemnifying Party shall be responsible for all Losses described in Sections 11.1(a)(i)-(iii) exceeding $636,636, for all Losses described in Section 11.1(a)(iv)-(vii) and any liability incurred pursuant to the terms of this Article XI shall be paid exclusively from the Indemnification Escrow Shares valued at the VWAP in accordance with the terms of the Escrow Agreement.”

6. Amendment to Exhibit A. Exhibit A to the Share Purchase Agreement is hereby amended to delete the definitions of “Indemnification Escrow Shares” and “GAAP” in their entirety and insert the following new definitions in their place:

“GAAP” means United States generally accepted accounting principles consistently applied to and among the fiscal years of the Company.

“Indemnification Escrow Shares” means One Million Four Hundred Thousand (1,400,000) Purchaser Shares provided by Purchaser to the Escrow Agent at the Closing to be held pursuant to the Escrow Agreement.

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7. Amendment to Exhibit A. Exhibit A to the Share Purchase Agreement is hereby amended to add the following defined terms:

“Net Income Attributable to Euda Health Limited” has the meaning set forth in Section 1.6(c)(ii).

“Net Income Attributable to Non-controlling Interest” has the meaning set forth in Section 1.6(c)(iii).

“Operating Expenses” has the meaning set forth in Section 1.6(c)(iv).

“Other Income” has the meaning set forth in Section 1.6(c)(v).

“Other Expenses” has the meaning set forth in Section 1.6(c)(vi).

“Provision for Income Taxes” has the meaning set forth in Section 1.6(c)(vii).

“Revenues” has the meaning set forth in Section 1.6(c)(ix).

8. No Other Amendment. Except as amended by this Amendment, the Share Purchase Agreement, as amended by Amendment No. 1 and this Amendment No. 2, shall remain in full force and effect in accordance with its terms without any other amendment or modification.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

10. Counterparts. This Amendment (including any schedules and/or exhibits hereto or thereto) may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In Witness Whereof, the parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

EUDA HEALTH LIMITED

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	CEO

SELLER:

Watermark Developments Limited

By:	/s/ Kelvin Chen Wei Wen
Name:	Kelvin Chen Wei Wen
Title:	Director

PURCHASER:

8I ACQUISITION 2 CORP.

By:	/s/ Guan Hong (William) Yap
Name:	Guan Hong (William) Yap
Title:	CFO

INDEMNIFIED PARTY REPRESENTATIVE:

/s/ Kwong Yeow Liew
Name: Kwong Yeow Liew